Exhibit 5.1

June 14, 2019

NTN Buzztime, Inc.

1800 Aston Avenue, Suite 100

Carlsbad, California 92008

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to NTN Buzztime, Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers 240,000 shares of the Company’s common stock, $0.005 par value per share (the “Shares”), which may be issued from time to time pursuant to the NTN Buzztime, Inc. 2019 Performance Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have assumed that (a) shares of common stock currently reserved under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan or any of the award agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained a certificate from an officer of the Company as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

Based upon such examination and subject to the further provisions hereof, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the award agreements provided for under the Plan, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to matters governed by the federal laws of the United States of America and the Delaware General Corporation Law, including the applicable provisions of the Delaware constitution.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

This letter is given to you solely for use in connection with the offer and sale of the Shares while the Registration Statement is in effect and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Sincerely,

/s/ Breakwater Law Group, LLP
Breakwater Law Group, LLP